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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                                  JULY 24, 1997


                            GABLES RESIDENTIAL TRUST
             (Exact name of Registrant as specified in its charter)




          MARYLAND                    1-12590                    58-2077868
(State or other jurisdiction     (Commission File             (I.R.S. Employer
      of incorporation)                Number)               Identification No.)



                        2859 PACES FERRY ROAD, SUITE 1450
                             ATLANTA, GEORGIA 30339
              (Address of principal executive offices and zip code)



               Registrant's telephone number, including area code:
                                  770-436-4600





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         ITEM 5.   OTHER EVENTS.

         On July 24, 1997, Gables Residential Trust (the "Company") completed the offering of 4,600,000 shares of 8.30% Series A Cumulative Redeemable Preferred Shares ("Series A Preferred Shares") at a public offering price of $25.00 per share. The offering of the Series A Preferred Shares was made pursuant to a Prospectus Supplement dated July 21, 1997 relating to the Prospectus dated November 7, 1996 filed with the Company's shelf registration statement on Form S-3 (File No. 333-14329).

         The preferred shares, which may be redeemed by the Company at $25.00 per share, plus accrued and unpaid dividends, on or after July 24, 2002, have no stated maturity, sinking fund or mandatory redemption and are not convertible into any other securities of the Company. Application has been made to list the shares on the New York Stock Exchange (NYSE) under the symbol "GBP PrA."

         The net proceeds to the Company from the sale of the Series A Preferred Shares, after anticipated issuance costs, are estimated to be approximately $111.2 million. The Company will use the net proceeds to reduce borrowings under its credit facilities.


         ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

         (a)      FINANCIAL STATEMENTS OF BUSINESS ACQUIRED:

                  Not Applicable

         (b)      PRO FORMA FINANCIAL INFORMATION:

                  Not Applicable


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         (c)      EXHIBITS:

Exhibit No.
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      1.          Underwriting Agreement dated July 21, 1997.

      4.1 Articles Supplementary to the Company's Amended and Restated Declaration of Trust creating a series of preferred shares of beneficial interest, par value $.01 per share, called the Series A Cumulative Redeemable Preferred Shares.

      5.          Opinion as to the legality of the Series A Preferred Shares.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: July 24, 1997                          GABLES RESIDENTIAL TRUST



                                             /s/ Marvin R. Banks, Jr.
                                             -----------------------------------
                                             By: Marvin R. Banks, Jr.
                                                 Chief Financial Officer
                                                 and Treasurer







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